Exhibit 10.1

Execution Version

J.P. MORGAN SECURITIES LLC	GOLDMAN SACHS LENDING PARTNERS LLC
383 Madison Avenue New York, New York 10179	200 West Street New York, New York 10282

JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017

July 31, 2012

Navistar International Corporation

2701 Navistar Drive

Lisle, IL 60532

Attention: Jim Moran

Navistar International Corporation/Navistar, Inc.

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), J.P. Morgan Securities LLC (“JPMorgan”) and Goldman Sachs Lending Partners LLC (“Goldman Sachs”, and together with JPMorgan Chase Bank and JPMorgan, the “Commitment Parties”, “us” or “we”) that Navistar International Corporation, a Delaware corporation (“Parent”), and Navistar, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Borrower” and, together with Parent, “you”), would like (i) JPMorgan and Goldman Sachs to act as lead arrangers and bookrunners (acting in such capacities, the “Lead Arrangers”) in connection with, (ii) JPMorgan Chase Bank and Goldman Sachs to commit to provide the financing for (acting in such capacities, the “Initial Lenders”) and (iii) JPMorgan Chase Bank to act as administrative agent for, the senior secured credit facility described herein (the “Facility”), in each case on the terms and subject to the conditions set forth in this letter and the attached Exhibits A and B hereto (such Exhibits (collectively, the “Term Sheet”), together with this letter and Exhibit C, collectively, as amended, modified or supplemented from time to time, the “Commitment Letter”). Capitalized terms used but not defined in this letter are used with the meanings assigned to them in the Exhibits attached hereto.

1. Commitments

Each Initial Lender is pleased to advise you of its commitment, severally and not jointly, to provide 50% of the amount of the Facility upon the terms and subject solely to the conditions set forth or expressly referred to in this letter and the Term Sheet.

In addition, if the amendment to the Existing ABL Credit Agreement conforms to the requirements set forth in paragraph 1 of Exhibit B and is otherwise in form and substance reasonably satisfactory to JPMorgan Chase Bank, JPMorgan Chase Bank will consent to such amendment in connection with the initial funding under the Facility.

2. Titles and Roles

It is agreed that (i) the Lead Arrangers will act as lead arrangers and bookrunners for the Facility, (ii) JPMorgan Chase Bank will act as sole administrative agent for the Facility and (iii) Goldman Sachs will act as syndication agent for the Facility.

It is further agreed that JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Facility. Except as otherwise provided herein, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letters referred to below) will be paid in connection with the Facility unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Facility than the Commitment Parties). It is understood that you shall have the right to appoint, with up to 40% of the economics and commitment amounts for the Facility, up to 2 additional financial institutions as bookrunners and up to an additional 3 financial institutions as co-agents or co-managers (or such other number of financial institutions as mutually agreed) (the “Additional Lenders”); provided that any such institution has provided its commitment to the Facility no later than the earlier of the public announcement of the Facility or 5 p.m., New York City time, on August 1, 2012. The commitments of the Initial Lenders hereunder shall be reduced on a pro rata basis as and when corresponding commitments with respect to the Facility have been received from the Additional Lenders.

3. Syndication

We intend to syndicate the Facility to a group of lenders (other than Disqualified Lenders) identified by us in consultation with you (together with the Initial Lenders, the “Lenders”). The Commitment Parties intend to commence syndication efforts promptly, and you agree actively to assist the Commitment Parties in completing a syndication reasonably satisfactory to the Commitment Parties and you. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships, (B) direct contact between your senior management and advisors and the proposed Lenders, (C) your preparing and providing to the Commitment Parties all customary or reasonably available or producible information with respect to you and your subsidiaries, including all customary financial information, Projections (as defined below), and collateral-related information, as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Facility and your assistance in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your hosting, with the Commitment Parties, of one meeting of prospective Lenders at a time and location to be mutually agreed (and additional teleconference calls as reasonably requested), (E) your using your commercially reasonable efforts to obtain ratings for the Facility from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) as soon as practicable, and (F) your ensuring that, until the earlier of achieving a Successful Syndication (as defined in the Syndication Fee Letter) and 60 days following the Closing Date, there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing or announcement thereof by or on behalf of you or your domestic Restricted Subsidiaries (other than (i) the Facility or any refinancing thereof, (ii) any amendment of the Existing ABL Credit Agreement, so long as such amendment is consistent with the provisions of Exhibit B attached hereto, (iii) debt disclosed to the Lead Arrangers on or prior to the date hereof and (iv) debt incurred in the ordinary course of business). Without limiting your obligations to assist with syndication efforts as set forth above, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the transactions to the contrary, each

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Commitment Party agrees that, so long as the conditions set forth in Section 6 of this Commitment Letter and in the Term Sheet are satisfied (or, as the case may be, waived), neither the commencement nor completion of such syndication, nor the obtaining of the ratings referenced above, is a condition to its commitments hereunder or the initial funding of the Facility on the Closing Date.

The Commitment Parties will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions (other than Disqualified Lenders) to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders; provided, that notwithstanding the Commitment Parties’ right to syndicate the Facility and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facility on the Closing Date in accordance with the terms and conditions of this Commitment Letter) in connection with any syndication, assignment or participation of the Facility (other than assignment to Additional Lenders), including its commitment in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender (other than assignment or novation to Additional Lenders) shall become effective as between you and such Initial Lender with respect to all or any portion of such Initial Lender’s commitment in respect of the Facility until the initial funding of the Facility and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Facility (other than commitments reduced pursuant to the accession of the Additional Lenders), including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. In no event shall the Commitment Parties be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.

At the request of the Commitment Parties, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your subsidiaries that is either publicly available or not material with respect to you and your subsidiaries or any of your securities for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Version, together with any other information prepared by you or your subsidiaries or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information, (a) drafts and final definitive documentation with respect to the Facility (other than schedules identified by you), (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda), (c) certain information related to collateral or guarantors (including information to be attached hereto as Exhibit C, the contents of which shall be reasonably satisfactory to the Arrangers and the Delaware opinion referenced in paragraph 3 of Exhibit B) and (d) notifications of changes in the terms of the Facility may be distributed to Public Side Lenders. You acknowledge that Commitment Party public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Facility has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Facility to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, promptly following our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that, as of the date of distribution, it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

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4. Information

You hereby represent and warrant that (a) all written information (including all Information Materials), other than the Projections, budgets, estimates and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole and as supplemented, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information about you and your subsidiaries (the “Projections”), budgets and estimates that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections, budgets and estimates are not to be viewed as a guarantee of performance or facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time until the earlier of achieving a Successful Syndication and 60 days following the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect, in any material respect if the same were remade, then you will promptly supplement the Information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

5. Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the (i) fee letter dated the date hereof and delivered herewith by the Commitment Parties to you (the “Syndication Fee Letter”), (ii) fee letter dated the date hereof and delivered herewith by the Commitment Parties to you relating to the arrangement of the Facilities (the “Arranger Fee Letter”) and (iii) fee letter dated the date hereof and delivered herewith by JPMorgan Chase Bank to you (the “Administrative Agent Fee Letter” and together with the Syndication Fee Letter and the Arranger Fee Letter, the “Fee Letters”) on the terms and subject to the conditions set forth therein.

6. Conditions

Each Commitment Party’s commitments and agreements hereunder are subject to the express conditions set forth in this Section 6 and in the Term Sheet.

Each Commitment Party’s commitments and agreements hereunder are further subject to (a) since the date hereof, there not having been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of Parent and its subsidiaries, taken as a whole other than in respect of Excluded Matters, (b) such Commitment Party’s not becoming aware after the date hereof of any information or other matter (including any matter relating to assumptions for the Projections) affecting Parent or its subsidiaries that is inconsistent in a material and adverse manner with any such information or other matter of which such Commitment Party was aware prior to the date hereof or could reasonably be

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expected to materially impair the syndication of the Facility and (c) your performance in all material respects of all your obligations hereunder and under the Fee Letters. “Excluded Matters” means (i) any regulatory action by the U.S. Environmental Protection Agency (the “EPA”) or the California Air Resources Board (“CARB”) with respect to the NOx emissions standards for the 15L and 13L heavy-duty diesel engines (including, without limitation, any such action resulting from the decision of the United States Court of Appeals for the District of Columbia Circuit in Mack Trucks, Inc. and Volvo Group North America, LLC v. Environmental Protection Agency decided June 12, 2012) and events and conditions arising in connection therewith (the “Regulatory Actions”) but only so long as, notwithstanding any such Regulatory Actions, Parent and its subsidiaries shall (at all times on and after the date hereof and, in the case of the 15L heavy-duty diesel engines, prior to Parent and its subsidiaries commencing to sell trucks in the United States containing 15L heavy-duty diesel engines purchased from Cummins Inc. (“Cummins”) that have been certified by the EPA as complying with the NOx emissions standards for the 15L heavy-duty diesel engines and, in the case of the 13L heavy-duty diesel engines, prior to Parent and its subsidiaries having developed a 13L heavy-duty ICT+ diesel engine and such engine having been certified by the EPA as complying with the NOx emissions standards for the 13L heavy-duty diesel engines) be permitted to sell noncompliant 15L and 13L heavy-duty diesel engines (and trucks containing such engines) in the United States) and (ii) any adverse effect on the general affairs, assets, liabilities, financial position or results of operations of Parent and its subsidiaries, taken as a whole, on account of or related to the Regulatory Actions.

7. Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all actual losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Facility or the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person promptly following written demand (including documentation reasonably supporting such request) for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (i) the willful misconduct or gross negligence of such indemnified person or its directors, officers or employees (collectively, the “Related Parties”) or (ii) from a material breach in bad faith of the obligations of such indemnified person (or its Related Parties) under this Commitment Letter, and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable out-of-pocket expenses that have been invoiced prior to the Closing Date or following termination or expiration of the commitments hereunder (including reasonable due diligence expenses, syndication expenses, travel expenses, and the reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the Facility on a several, and not joint, basis with any other Commitment Party. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence, material breach or willful misconduct of such indemnified person (or any of its Related Parties). None of the indemnified persons or

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you, or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

8. Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and the Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties as a result of the transactions contemplated by this commitment letter, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates and (g) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate.

9. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any syndication or other marketing material in connection with the Facility or in connection with any public filing requirement, (d) the Term Sheet may be disclosed to potential Lenders and to any rating agency in connection with the Facility and (e) in connection with any remedy or enforcement of any right under this Commitment Letter.

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The Commitment Parties shall use all nonpublic information received by them in connection with the Facility solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Lenders), (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) on a “need to know” basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its controlled affiliates’ compliance with this paragraph) solely in connection with the Facility and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or other confidentiality obligations owed to you or your affiliates and (h) for purposes of establishing a “due diligence” defense or in connection with any remedy or enforcement of any right under this Commitment Letter or the Fee Letters; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate one year following the date of this Commitment Letter.

10. Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

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You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive (to the extent permitted by applicable law) any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably waive (to the extent permitted by applicable law) trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, expense, choice of law, jurisdiction, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Facility Documentation has comparable provisions with comparable coverage. You may terminate this Commitment Letter and the Fee Letters by written notice to the Commitment Parties.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 5:00 p.m., New York City time, on July 31, 2012. This offer will automatically expire at such time if we have not received (i) such executed counterparts in accordance with the preceding sentence and (ii) fees contemplated by the Syndication Fee Letter and the Arranger Fee Letter due and payable to the Arrangers on the date hereof. In the event that you and the Lenders have not entered into a definitive credit agreement in respect of the Facility on or before September 15, 2012, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Richard W. Duker
Name: Richard W. Duker
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Geoffrey Kirles
Name: Geoffrey Kirles
Title: Executive Director

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Anna Ostrovsky
Name: Anna Ostrovsky
Title: Authorized Signatory

Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Andrew J. Cederoth
Name: Andrew J. Cederoth
Title: Executive Vice President and Chief Financial Officer

NAVISTAR, INC.

By:	/s/ Andrew J. Cederoth
Name: Andrew J. Cederoth
Title: Executive Vice President and Chief Financial Officer

Commitment Letter Signature Page

EXECUTION VERSION

EXHIBIT A

CONFIDENTIAL

Navistar International Corporation

Navistar, Inc.

$1,000,000,000 Senior Secured Term Loan

Summary of Principal Terms and Conditions

This Summary outlines certain terms of the Facility referred to in the Commitment Letter, of which this Exhibit A is a part.

Borrower:	Navistar, Inc., a Delaware corporation (the “Borrower”) that is a direct wholly owned subsidiary of Navistar International Corporation, a Delaware corporation (“Parent”).

Guarantors:	Parent and each of its existing and certain subsequently acquired or organized domestic (other than NC2 Global LLC (“NC2”) and International of Mexico Holding Corporation (“IMHC” and, together with NC2, the “CFC Holding Companies”)) Restricted Subsidiaries (as defined under “Unrestricted Subsidiaries” below), other than certain immaterial subsidiaries to be agreed, will unconditionally, jointly and severally, guarantee all obligations of the Borrower and each other Guarantor (other than, in the case of a Subsidiary Guarantor, Parent) under the Facility (as defined below). The foregoing guarantor subsidiaries are collectively referred to as the “Subsidiary Guarantors”; the Subsidiary Guarantors and Parent are collectively referred to as the “Guarantors”; and all such guarantees are referred to as the “Guarantees”. The Guarantors and the Borrower are collectively referred to as the “Loan Parties.” Each CFC Holding Company will provide a limited guarantee (the “Limited Guarantees”) of the obligations of the Loan Parties, secured by, and (subject to the further assurances covenant) with sole recourse to, (a) in the case of IMHC, the pledge of 65% of the equity interests owned by IMHC in Navistar International Mexico S. de R.L. de C.V. and (b) in the case of NC2, the pledge of 65% of the equity interests owned by NC2 in NC2 Global (Gibraltar) Ltd. (such pledges, the “Limited Guarantee Pledges”). For the avoidance of doubt, no Unrestricted Subsidiary (as defined under “Unrestricted Subsidiaries” below), including Navistar Financial Corporation (“NFC”), shall be a Subsidiary Guarantor.

Purpose/Use of Proceeds:	The proceeds of loans under the Facility will be used (a) to repay in part or in full the loans outstanding under the ABL Credit Agreement dated as of October 18, 2011 (as amended, modified or supplemented from time to time on or prior to the date of the Commitment Letter, the “Existing ABL Credit Agreement”), by and among the Borrower, certain subsidiaries of the Borrower party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent, and certain other agents party thereto, (b) to pay fees and expenses incurred in connection with the Facility and the other transactions contemplated hereby and (c) to the extent of the remaining proceeds thereof, for ongoing working capital requirements and other general corporate purposes of Parent and the Restricted Subsidiaries.

Exhibit A-1

Lead Arrangers and Bookrunners:	J.P. Morgan Securities LLC and Goldman Sachs Lending Partners LLC (collectively, the “Arrangers”).

Syndication Agent:	Goldman Sachs Lending Partners LLC.

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity and together with its permitted successors and assigns, the “Administrative Agent”).

Lenders:	Banks and other financial institutions selected by the Arrangers and reasonably acceptable to the Parent (the “Lenders”); provided that no Disqualified Lenders may become Lenders.

“Disqualified Lenders” shall mean competitors (and affiliates thereof) of Parent and its subsidiaries and certain financial institutions and lenders, each identified in writing by Parent to the Arrangers prior to the execution of the Commitment Letter.

Facility:	A senior secured term loan facility in an aggregate principal amount of up to $750,000,000 (the “Term Facility”) and a senior secured delayed draw term loan facility in an aggregate principal amount of up to $250,000,000 (the “Delayed Draw Facility” and together with the Term Facility, the “Facility”). Loans under the Facility will be available in U.S. dollars.

Term Facility Availability:	A single drawing may be made under the Term Facility on the date of the effectiveness thereof (the “Closing Date”). Amounts repaid or prepaid under the Facility may not be reborrowed.

Delayed Draw Facility Availability:	Up to three drawings may be made under the Delayed Draw Facility on and from the Closing Date until the 90th day after the Closing Date (the “Delayed Draw Availability Period”); provided that each drawing shall be in a minimum principal amount of $75,000,000.

Unused Commitment Fee:	During the Delayed Draw Availability Period, the Borrower shall pay a commitment fee, calculated at a rate per annum equal to 50% of the then applicable Eurodollar Applicable Margin for the period for which payment is being made, on the average daily unused portion of the Delayed Draw Facility, payable on the earlier of (i) the date of drawing (with respect to the portion drawn on such date) and (ii) the last day of the Delayed Draw Availability Period.

Maturity:	The Facility will mature on, as applicable, the five year anniversary of the Closing Date or if, as of July 16, 2014, more than $100,000,000 of the 3.00% Senior Subordinated Convertible Notes due 2014 of Parent (the “Convertible Notes”) shall remain outstanding (having not been redeemed, repurchased and cancelled or defeased in full, or refinanced in full with Convertible Notes Permitted Refinancing Indebtedness (to be defined, but in any event to require a maturity at least 91 days after the five-year anniversary of the Closing Date and not to be subject to any mandatory prepayment, repurchase or redemption prior to the final maturity thereof)), the Facility will mature on July 16, 2014.

Exhibit A-2

Amortization:	The outstanding principal amount of the Facility will be payable, prior to the maturity thereof, in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Facility, commencing with the first full fiscal quarter ending after the Closing Date. The remaining balance of the Facility will be due on the maturity date therefor.

Interest Rate:	Loans outstanding under the Facility will bear interest, at the Borrower’s option, at (a) the Base Rate plus (the Eurodollar Applicable Margin minus 1.00%) or (b) the reserve adjusted Eurodollar Rate plus the applicable margin set forth in the Syndication Fee Letter (such interest rate margin for the Eurodollar Rate, the “Eurodollar Applicable Margin”).

The terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type, subject to a reserve adjusted Eurodollar Rate “floor” as set forth in the Syndication Fee Letter. In no event shall the Base Rate be less than the one month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus 1.00% per annum.

After the occurrence and during the continuance of any event of default in respect of any payment default or any bankruptcy or insolvency event, interest on amounts then outstanding will accrue at a rate equal to (a) in the case of the principal of loans, the rate then applicable thereto, (b) in the case of other amounts, the rate then applicable to loans under the Facility bearing interest by reference to the Base Rate, in each case plus 2.00% per annum. Such interest will be payable on written demand.

Interest Payments:	Quarterly for loans under the Facility bearing interest by reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months) for loans under the Facility bearing interest by reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest by reference to the Base Rate).

Voluntary Prepayments:	Loans under the Facility may be prepaid, in whole or in part, without premium or penalty (other than as expressly provided under “Call Premium” below); provided that prepayment of loans under the

Exhibit A-3

Facility bearing interest determined by reference to the reserve adjusted Eurodollar Rate shall be subject to reimbursement for any related customary breakage costs. Voluntary prepayments will be applied as directed by the Borrower (or, absent direction by the Borrower, in direct order of maturity) and pro rata between the Term Facility and the Delayed Draw Facility.

Mandatory Prepayments:	Subject to the terms of an intercreditor agreement (which shall be in form and substance reasonably satisfactory to the Arrangers) with lenders under the Amended ABL Credit Agreement, Loans under the Facility will be required to be prepaid with:

1.       Asset Sales: 100% of the net cash proceeds of the sale or other disposition of any assets of any Loan Party, subject to exceptions and thresholds to be agreed, including exceptions for (a) net cash proceeds of sales or other dispositions of assets in the ordinary course of business, (b) net cash proceeds of sales of retail and wholesale accounts receivable in the ordinary course of business (including such sales to NFC) or otherwise pursuant to a Master Intercompany Agreement (to be defined consistently with the Existing ABL Credit Agreement), (c) certain internal restructuring with respect to the Borrower’s Canadian subsidiaries and Mexican subsidiaries to be mutually agreed (the “Integrated Global Structuring”) and (d) so long as no default or event of default shall have occurred, net cash proceeds that are reinvested or contractually committed to be reinvested in assets useful in the business of the Borrower and the other Loan Parties (which assets, in the case of sales or other dispositions of any assets constituting Collateral (as defined below), shall also constitute Collateral) within one year of receipt thereof (or an additional 180 days if a commitment to reinvest is entered into within the initial one year period).

2.       Insurance/Condemnation Proceeds: 100% of the net cash proceeds of insurance paid on account of any loss, or compensation paid in respect of any taking, of any assets of any Loan Party, subject to exceptions to be agreed, including an exception for net cash proceeds that are reinvested or contractually committed to be reinvested (including through the repair or restoration of the damaged or destroyed assets) in assets useful in the business of the Borrower and the other Loan Parties (which assets, in the case of casualty or condemnation affecting assets constituting Collateral, shall also constitute Collateral) within one year of receipt thereof (or an additional 180 days if a commitment to reinvest is entered into within the initial one year period).

3.       Incurrence of Indebtedness: 100% of the net cash proceeds received from the incurrence of indebtedness by any Loan Party (other than indebtedness otherwise permitted under the credit agreement for the Facility), payable no later than the third business day following the date of receipt.

Exhibit A-4

Mandatory prepayments will be without premium or penalty (other than as provided under “Call Premium” below); provided that prepayment of loans bearing interest by reference to the reserve adjusted Eurodollar Rate shall be subject to reimbursement for any related breakage costs. Mandatory prepayments will be applied pro rata to the remaining scheduled amortization installments and the payment due at final maturity of the Facility and between the Term Facility and the Delayed Draw Facility.

Call Premium:	In the event all or any portion of the Facility is prepaid for any reason (including payment at maturity but other than, for the avoidance of doubt, any payment of scheduled amortization installments as set forth above) or is subject to any amendment that reduces the weighted average yield thereof, in each case, prior to the third anniversary of the Closing Date, then each Lender whose loans under the Facility are prepaid or are subject to such amendment (or which is required to assign any of its loans under the Facility pursuant to a “yank-a-bank” or similar provision in the credit agreement for the Facility in connection with such prepayment or amendment) shall be paid a prepayment fee equal to (a) 1.00% of the aggregate principal amount prepaid or subject to such amendment (or such assignment), if such prepayment or amendment (or such assignment) occurs on or prior to the first anniversary of the Closing Date, (b) 2.00% of the aggregate principal amount prepaid or subject to such amendment (or such assignment) if such prepayment or amendment (or such assignment) occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date and (c) 1.00% of the aggregate principal amount prepaid or subject to such amendment (or such assignment) if such prepayment or amendment (or such assignment) occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.

For purposes hereof, “weighted average yield” of loans under the Facility will be determined as weighted average yield to stated maturity of such loans (which shall be assumed to be, solely for purposes of this paragraph, the five-year anniversary of the Closing Date) based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such loans with respect thereto (in each case, with upfront or similar fees or original issue discount being deemed to constitute like amounts of original issue discount, and such fees and original discount being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed life to maturity of the lesser of four years and the tenor of such loans) and to any interest rate “floor” (and, in the case of any floating rate indebtedness, the rate of interest applicable to such indebtedness at the time of determination shall be assumed to be the rate applicable at all times prior to stated maturity, provided that appropriate adjustments shall be made for any scheduled changes in rates of interest provided for in the definitive documentation).

Exhibit A-5

Security:	The Facility and the Guarantees will be secured by the following assets of the Borrower and each Guarantor, in each case, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”): (a) a perfected first-priority pledge of all the equity interests owned by the Borrower or any Guarantor (provided that (i) no pledges shall be required of (A) equity interests in any subsidiary of Parent constituting a “Restricted Subsidiary” under the Settlement Agreement dated as of March 30, 1993, as amended and restated as of June 30, 1993, between Parent and the class representatives in the class action of Shy et al. v. Navistar, Civil Action No. C-3-92-333 (S.D. Ohio) (the “Shy Agreement”), (B) equity interests in any person that is not a wholly owned subsidiary of Parent to the extent that and for so long as a pledge thereof would be prohibited under the organizational documents (including any equityholders’ or joint venture operating agreement) of such person without the consent of a person other than Parent or an affiliate thereof, (C) equity interests in any CFC Holding Company or (D) equity interests in any Unrestricted Subsidiary to the extent that and for so long as a pledge thereof would be prohibited under the definitive documents governing third party indebtedness of such Unrestricted Subsidiary existing on the date hereof or captive insurance company and (ii) pledges by the Borrower or any Guarantor of voting stock of any “controlled foreign corporation” will be limited to 65% thereof) and (b) perfected first-priority (subject to, with respect to priority, certain permitted liens) security interests in, and mortgages on, accounts receivable, inventory (other than inventory constituting ABL Collateral (as defined below)) and goods, equipment, general intangibles (including intellectual property and contract rights), instruments, investment property, real property (excluding any plant that constitutes a “Principal Property” under the Shy Agreement), cash, deposit and securities accounts, commercial tort claims, letter of credit rights, chattel paper, documents, intercompany indebtedness (other than indebtedness for borrowed money issued by any subsidiary of Parent constituting a “Restricted Subsidiary” under the Shy Agreement), which shall be evidenced by a note and, in the case of any indebtedness owing by the Borrower or any Guarantor, subordinated to their obligations under the Facility and the Guarantees, books and records pertaining to the foregoing and proceeds of any the foregoing; provided that no assets of the Subsidiary Guarantors shall secure the Guarantee provided by Parent. The Limited Guarantees will be secured by the Limited Guarantee Pledges.

Exhibit A-6

Notwithstanding the foregoing, the Collateral shall not include (a) any fee-owned real property that has a value less than an amount to be agreed, (b) any motor vehicles and other assets subject to certificates of title, except to the extent perfection of a security interest therein may be accomplished by the filing of financing statements or an equivalent thereof in appropriate form in the applicable jurisdiction, (c) letter of credit rights and commercial tort claims that have value less than an amount to be agreed, (d) certain excluded deposit accounts to be agreed, including zero balance payroll disbursement accounts and accounts that hold de minimis amounts to be mutually agreed upon, (e)(i) any assets to the extent a security interest may not be granted in such assets as a matter of applicable law and (ii) any lease, license, contract or agreement or any rights or interests thereunder if and for so long as the grant of a security interest therein would constitute or result in (A) the unenforceability of any right, title or interest of the Borrower or any Guarantor in or (B) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract or agreement (other than to the extent that any such law or term would be rendered ineffective pursuant to the Uniform Commercial Code (“UCC”) or any other applicable law or principles of equity), (f) any “intent to use” trademark application for which a statement of use has not been filed with the U.S. Patent and Trademark Office, but only to the extent that the grant of a security interest and lien would invalidate such trademark application, (g) any asset subject to a capital lease or PMSI arrangement which prohibits the grants of security therein and (h) for the avoidance of doubt, deferred taxes, prepaid expenses and goodwill, as such terms are defined under the U.S. GAAP. In addition, the Administrative Agent may agree to exclude particular assets from the Collateral if it determines, in consultation with Parent, that the cost of obtaining or perfecting a pledge, security interest or mortgage therein is excessive in relation to the benefit afforded to the Lenders thereby. No foreign law pledge agreements shall be required.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent and the Borrower (including, in the case of real property, customary items such as reasonably satisfactory title insurance and, with respect to certain material real properties to be agreed, surveys).

Obligations under the Amended ABL Credit Agreement (as defined in Exhibit B to the Commitment Letter) will be secured by inventory in the form of aftermarket parts sold to customers through any parts distribution centers of the Borrowers (as defined therein) and certain limited assets relating thereto reasonably acceptable to the Arrangers and the Borrower (including certain accounts receivable arising therefrom) (the “ABL Collateral”), but shall not be secured by any other assets of Parent and the Restricted Subsidiaries. There will be no comingling of cash between the Collateral and the ABL Collateral.

Exhibit A-7

Representations and Warranties:	The credit agreement for the Facility will contain the following representations and warranties (with respect to Parent, the Borrower and the other Restricted Subsidiaries and, in the case of certain representations and warranties as specified under “Unrestricted Subsidiaries” below, the Unrestricted Subsidiaries), subject to exceptions, qualifications and materiality qualifiers to be agreed: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents (as defined in Exhibit B); no conflicts with respect to organizational documents, the Shy Agreement, the existing indentures, the other principal debt documents and certain other material agreements and, subject to a materiality qualifier, applicable law; governmental consents; historical, pro forma and projected financial statements and condition (including representations with respect to financial information and other assumptions underlying the legal opinions delivered on the Closing Date); no material adverse change (subject to qualifications consistent with those set forth in Section 6 of the Commitment Letter); no pending or threatened litigation or proceedings that could reasonably be expected to be material and adverse to Parent and its subsidiaries (taken as a whole) or that involve the Loan Documents or the financing contemplated thereby; payment of material taxes; maintenance of material properties; environmental matters; absence of events of defaults under material agreements; Investment Company Act and other governmental regulation; Federal Reserve Regulations and Exchange Act; ERISA and other employee and labor matters; solvency of (i) Parent and its subsidiaries (taken as a whole) and (ii) NFC and its subsidiaries (taken as a whole); compliance with laws; full disclosure; collateral matters; adequate insurance; status as first lien senior debt and as “Senior Indebtedness” and “Designated Senior Indebtedness” under the indenture governing the Convertible Notes; the Shy Agreement; OFAC matters; and Patriot Act and other related matters.

Documentation Principles:	The credit documentation for the Facility shall be negotiated in good faith and shall contain terms consistent with the terms set forth in the Term Sheet. To the extent reasonably practicable, the affirmative and negative covenants and events of default (including the defined terms used therein) as specified in the Term Sheet shall be based on the Existing ABL Credit Agreement and the indenture, dated as of October 28, 2009, by and among the Borrower, the Parent and The Bank of New York Mellon Trust Company, N.A., governing the Parent’s 8.25% Senior Notes due 2021 (the “Indenture”) and modified to reflect the differences in size, structure and type of financing (e.g., the Facility is secured by different assets than the Existing ABL Credit Agreement, and the Indenture is unsecured; the Facility does not have any financial covenants but the Existing ABL Credit Agreement and the Indenture do; the Lenders will rely on the preservation of the structural seniority of the Guarantees) and market conditions. This paragraph and the provisions herein shall be collectively referred to as the “Documentation Principles”.

Exhibit A-8

Covenants:	The credit agreement for the Facility will contain the following financial, affirmative and negative covenants (with respect to Parent, the Borrower and the other Restricted Subsidiaries and, in the case of certain affirmative covenants as specified under “Unrestricted Subsidiaries” below, the Unrestricted Subsidiaries), subject to exceptions and baskets to be agreed consistent with the Documentation Principles but subject to any specific provisions noted below:

- financial covenants:	none;

- affirmative covenants:	delivery of financial statements and other reports, notices and information (including the identification of information as suitable for distribution to public-side lenders); maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance and customary endorsements; books and records; inspections; compliance with laws; environmental matters; additional collateral and guarantors (including with respect to Integrated Global Structuring); to the extent not obtained prior to the Closing Date, obtaining of a public credit rating for the Facility from each of Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, within six months following the Closing Date; maintenance of corporate level and facility level ratings; cooperation with syndication efforts; and further assurances; and

- negative covenants:	limitations with respect to indebtedness; liens; negative pledges; restricted junior payments; restrictions on subsidiary distributions; acquisitions and other investments, loans, advances and guarantees; mergers and other fundamental changes; sales and other dispositions of assets (including equity interests); sale/leaseback transactions; transactions with affiliates; conduct of business; hedge agreements; amendments and waivers of organizational documents, agreements governing certain indebtedness and other material agreements; changes to fiscal year; sales of receivables; and designations as “Designated Senior Indebtedness” under the Convertible Notes or any other subordinated indebtedness.

Parent shall not, and shall not permit any subsidiary (including any Unrestricted Subsidiary) to, (a) create any liens on any “Principal Property” (as defined in the Shy Agreement), except certain liens otherwise permitted under the credit agreement for the Facility and mutually agreed or (b) create any liens on any equity interests of NFC as collateral for any obligation of Parent or any Restricted Subsidiary (other than liens created under the Loan Documents).

Exhibit A-9

The negative covenants will include exceptions permitting compliance with the Support Agreement (as defined in the Existing ABL Credit Agreement), as in effect on the date hereof.

Unrestricted Subsidiaries:	The credit agreement for the Facility will contain provisions pursuant to which, subject to conditions and limitations to be agreed (including limitations on the amount of loans and advances to, and other investments in and transactions with, Unrestricted Subsidiaries), Parent will be permitted to designate certain existing subsidiaries (including NFC and its subsidiaries) and, subject to additional conditions to be agreed, certain subsequently acquired or organized subsidiaries as unrestricted subsidiaries (each such subsidiary being referred to as an “Unrestricted Subsidiary”, and each other subsidiary of Parent being referred to as a “Restricted Subsidiary”) consistent with the Documentation Principles; provided that no subsidiary of Parent may be designated as an Unrestricted Subsidiary unless such subsidiary also constitutes an “Unrestricted Subsidiary” (however defined) under all the material indebtedness of Parent and the Restricted Subsidiaries, including the indenture governing the Senior Notes, the Cook County Loan Agreement and the IFA Loan Agreement (as each such term is defined in Exhibit B attached to the Commitment Letter). Unrestricted Subsidiaries will not be subject to certain representations and warranties to be agreed, certain affirmative covenants to be agreed or negative covenants (other than as expressly set forth under “Covenants—negative covenants” above) under the credit agreement for the Facility and will not be required to provide Guarantees or any Collateral, and the results of operations and indebtedness of any Unrestricted Subsidiary will be disregarded for purposes of determining compliance with any financial metric contained in the credit agreement for the Facility. Special purpose securitization entities that are not subsidiaries but that are required to be consolidated by Parent in its financial statements solely as a result of the application of SFAS 167 (as codified) will not be treated as subsidiaries of Parent for purposes of the credit agreement for the Facility.

Events of Default:	The credit agreement for the Facility will contain the following events of default with respect to Parent and its subsidiaries (subject to materiality thresholds, exceptions and grace periods to be agreed consistent with the Documentation Principles): failure to make payments when due; noncompliance with covenants; inaccuracy of representations and warranties in any material respect; cross-default and cross-acceleration with respect to material indebtedness, including material hedge agreements and securitizations; bankruptcy and insolvency events; material judgments; ERISA matters; impairment or actual or asserted invalidity of guarantees or security interests; and Change of Control (to be defined).

Exhibit A-10

Conditions Precedent to Effectiveness:	The several obligations of the Lenders to make loans under the Facility will be subject to the conditions precedent referred to in the Commitment Letter (including those set forth below and in Exhibit B attached to the Commitment Letter).

Conditions to Extension of Credit on the Closing Date:	The making of the loans on the Closing Date under the Term Facility shall be conditioned upon (a) the receipt of a borrowing notice therefor, (b) the accuracy of representations and warranties in all material respects (in all respects in the case of representations and warranties qualified by materiality) and (c) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such loans.

Conditions to Extension of Credit of the Delayed Draw Facility:	To be mutually agreed.

Assignments and Participations:	The Lenders may assign all or, in an amount not less than $1,000,000, any portion of their loans and commitments under the Facility to their affiliates (other than natural persons), approved funds or, one or more banks, financial institutions or other entities that are Eligible Assignees (to be defined, but which shall exclude Disqualified Lenders), subject to (other than in the case of assignments made by or to the Arrangers during the primary syndication) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements. Upon such assignment, such affiliate, approved fund, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations without restriction, subject to customary limitations on voting rights, in their loans and commitments under the Facility; provided that no participations may be sold to any Disqualified Lender.

Requisite Lenders:	Amendments and waivers will require the approval of Lenders holding more than 50% of unused commitments and outstanding loans under the Facility (“Requisite Lenders”), provided that, in addition to the approval of Requisite Lenders, the consent of each Lender directly and adversely affected thereby will be required with respect to customary matters (subject to customary exceptions to be agreed), including (a) increases in the commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any amortization, interest, fee or premium payment, (d) releases of liens on all or substantially all of the Collateral or of all or substantially all of the Guarantees and (e) amendments to the

Exhibit A-11

definition of Requisite Lenders. The credit agreement for the Facility will contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers that require the consent of all adversely affected Lenders so long as the Requisite Lenders have consented thereto.

Defaulting Lenders:	The credit agreement for the Facility shall contain provisions relating to “defaulting” Lenders (including provisions relating to the suspension of voting rights and rights to receive certain fees, and to termination or assignment of the Delayed Draw Facility commitments or loans of such Lenders).

Amend and Extend Provisions:	The credit agreement for the Facility will permit the Borrower to make offers to Lenders to extend the maturity date of the loans under the Facility and otherwise to modify certain terms of such loans (including by increasing interest rates or fees payable in respect of such loans or extending the weighted average life to maturity of such loans) subject only to the consent of such Lenders, subject to procedures and requirements to be agreed, including that (a) the offer to extend is made available to all Lenders on the same terms and conditions and (b) no default or event of default shall have occurred and be continuing at the time of such extension.

Refinancing Term Facility Provisions:	The credit agreement for the Facility will permit the Borrower to refinance the loans under the Facility, in whole or in part, with one or more new term facilities, subject to procedures and requirements to be agreed, including that (a) the amount of any such new term facility shall not exceed the amount of indebtedness being refinanced (plus any accrued interest, fees, premium or expenses in respect thereof), (b) no default or event of default under the Loan Documents shall have occurred and be continuing or would result therefrom, (c) the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (in all respects in the case of any representations and warranties qualified by materiality), (d) the maturity date applicable to such new refinancing facility shall not be earlier than the maturity date of the Facility (which shall be assumed to be, solely for purposes of this paragraph, the five-year anniversary of the Closing Date), (e) the weighted average life to maturity thereof shall not be shorter than the remaining weighted average life to maturity of the Facility (determined in accordance with the foregoing assumption) and such new term facility may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than pro rata) with the Facility, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Facility and (f) other than as set forth above and other than with respect to amortization (including the effect thereon of any prepayment), interest rates, fees, original issue discount or any voluntary or mandatory prepayments (including prepayment

Exhibit A-12

premiums and other restrictions thereon) and other immaterial terms, all other terms of such new term facility shall be substantially the same as those of the Facility. All prepayments under the Facility in connection with any such refinancing shall be subject to the provisions under “Call Premium” above and shall be applied pro rata to the remaining scheduled amortization installments and the payment due at final maturity of the Facility and between the Term Facility and the Delayed Draw Facility.

Yield Protection:	The credit agreement for the Facility will contain customary provisions (a) protecting the Administrative Agent and the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital or liquidity requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a loan bearing interest by reference to the reserve adjusted Eurodollar Rate on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the Closing Date. The credit agreement for the Facility will provide that all payments by the Borrower and the Guarantors will be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Indemnity and Expense Reimbursement:	The Loan Documents will contain customary and appropriate provisions relating to indemnity, reimbursement, exculpation and related matters in a form reasonably satisfactory to the Administrative Agent, the Arrangers and the Borrower.

Governing Law and Jurisdiction:	The Borrower and the Guarantors will submit to the jurisdiction and venue of the federal and state courts of the State of New York, will agree that any action, suit or proceeding brought by them or any of their affiliates in connection with the Loan Documents shall be brought exclusively in any such federal or state court and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local US law is necessary for enforceability or perfection.

Exhibit A-13

EXHIBIT B

CONFIDENTIAL

Navistar International Corporation

Navistar, Inc.

$1,000,000,000 Senior Secured Term Loan

Summary of Conditions Precedent to the Facility

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Facility referred to in the term sheet to which this Exhibit B is attached. Capitalized terms used but not defined herein shall have the meanings given to them in the term sheet.

1.	Existing ABL Credit Agreement. The Existing ABL Credit Agreement shall have been, or substantially concurrently with the effectiveness of the Facility shall be, either (a) amended (the Existing ABL Credit Agreement, as so amended, being referred to as the “Amended ABL Credit Agreement”) to, among other things, permit incurrence of indebtedness under the Facility and the creation of liens as set forth herein and extend the maturity date thereof, and the terms and conditions of the Amended ABL Credit Agreement shall be reasonably satisfactory to the Arrangers and the Borrower or (b) repaid in full and the commitments thereunder terminated.

2.	Other Indebtedness. After giving effect to the transactions contemplated hereby, Parent and the Restricted Subsidiaries shall have outstanding no indebtedness or preferred or preference equity interests, other than (a) the loans under the Facility, (b) indebtedness under the Amended ABL Credit Agreement, (c) the Convertible Notes, (d) the 8.25% Senior Notes due 2021 of Parent (the “Senior Notes”), (e) indebtedness under the Loan Agreement dated as of October 1, 2010, between Parent and the County of Cook, Illinois (the “Cook County Loan Agreement”), (f) indebtedness under the Loan Agreement dated as of October 1, 2010, between Parent and the Illinois Finance Authority (the “IFA Loan Agreement”), (g) the Convertible Junior Preference Stock, Series D of Parent, (h) the Nonconvertible Junior Preference Stock, Series B of Parent and (i) other limited indebtedness to be mutually agreed upon.

3.	Delaware “Substantially All” Opinion. The Arrangers and Lenders shall have received an opinion from Morris, Nichols, Arsht & Tunnell LLP to the effect that the creation of the security interest in the Collateral as set forth herein does not, in their opinion, constitute a pledge of all or substantially all of the assets of Parent and its subsidiaries on a consolidated basis or the Borrower and its subsidiaries on a consolidated basis, which opinion shall be satisfactory to the Arrangers and shall be permitted to be disclosed to prospective Lenders.

4.	Designated Senior Indebtedness. The obligations of Parent guaranteeing the indebtedness of the Borrower under the Facility shall constitute “Senior Indebtedness” and shall have been designated as “Designated Senior Indebtedness” under and as defined in the indenture governing the Convertible Notes, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

5.	Performance of Obligations. All costs, fees, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter to be payable to the Arrangers, the Administrative Agent or the Lenders shall have been paid to the extent due on or prior to the Closing Date, and each of Parent and the Borrower shall have complied in all material respects with all of its other obligations under the Commitment Letter and the Fee Letter.

Exhibit B-1

6.	Guarantee and Collateral Matters. The Arrangers shall have received a completed perfection certificate in form reasonably satisfactory to the Arrangers and UCC, tax and judgment lien searches with respect to the Borrower and the Guarantors. The Guarantees shall have been executed and be in full force and effect. To the extent requested by the Administrative Agent, all documents and instruments required to create and perfect the pledges of, and security interest and mortgages in, the Collateral as set forth in the Commitment Letter shall have been executed and delivered and, if applicable, be in proper form for filing (it being understood that to the extent any Collateral (other than the pledge and perfection of security interests in assets with respect to which a lien may be perfected by the filing of a financing statement under the UCC and the delivery of stock certificates for stock of the domestic subsidiaries of the Loan Parties that is part of the Collateral) is not provided on the Closing Date after the use of commercially reasonable efforts by the Loan Parties to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date but shall be required to be delivered within 90 days after the Closing Date (or such later date as agreed by the Administrative Agent) pursuant to arrangements to be agreed).

7.	Loan Documents. Subject to clause 6 above, customary definitive loan documents for the Facility, including a credit agreement, a pledge and security agreement and other collateral documents (collectively, the “Loan Documents”) have been executed.

8.	Customary Closing Documents. The Arrangers shall be satisfied that Parent and the Borrower have complied with all other customary closing conditions, including: (a) the delivery of legal opinions reasonably satisfactory to the Arrangers (including legal opinions as to the absence of conflicts from Kirkland & Ellis, LLP (including as to the indentures governing the Convertibles Notes and the Senior Notes), the general counsel of Parent (including as to the Shy Agreement) and Morris, Nichols, Arsht & Tunnell LLP (including as to the certificate of incorporation of Parent); (b) the delivery of organizational documents, evidence of authority, documents from public officials and secretary’s certificates; (c) absence of any pending or threatened litigation or proceedings that involve the Loan Documents or the financing contemplated thereby; (e) evidence of insurance and customary insurance endorsements reasonably satisfactory to the Arrangers; (g) delivery of a customary solvency certificate from the chief financial officer of Parent, certifying that the Borrower and the Guarantors are, on a consolidated basis, solvent; and (h) other customary officer’s certificates. The Arrangers will have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

9.

Material Documents. Parent shall or shall have caused to publicly disclose the following documents at least 15 days (or such shorter time as agreed by the Arrangers) prior to the Closing Date: (a) Memorandum of Understanding between Parent and/or its subsidiaries, on the one hand, and Cummins Inc. (“Cummins”) and/or its subsidiaries, on the other hand, reasonably satisfactory to the Arrangers regarding the purchase by Parent or its applicable subsidiaries from Cummins or its subsidiaries of (i) 15L heavy-duty diesel engines that comply with the NOx emissions standards for such engines and (ii) SCR after-treatment devices for the 15L and 13L heavy-duty diesel engines, and the Arrangers being otherwise reasonably satisfied with the operational plan of Parent and its subsidiaries with respect to NOx emissions standards compliance for the 15L and 13L heavy-duty diesel engines (with the Arrangers hereby acknowledging that they are

Exhibit B-2

satisfied with (x) such Memorandum of Understanding in the form submitted to them prior to the execution by the Arrangers of this Commitment Letter and (y) the operational plan discussed in the draft press release of Parent (which Parent has advised the Arrangers will be made public on the date hereof) most recently furnished by Parent to the Arrangers prior to the execution by the Arrangers of this Commitment Letter), (b) quarterly guidance for Parent and its subsidiaries for the fiscal quarter ending July 31, 2012 and (c) the contents of the letters dated June 20, 2012 and the subpoena dated July 16, 2012, each from the Division of Enforcement of the Securities and Exchange Commission to the attention of Parent, and the actions of Parent in response thereto.

10.	Marketing Period. The Arrangers shall have been afforded a syndication period of at least 15 consecutive days (or such shorter time as agreed by the Arrangers) following the execution of the Commitment Letter by both parties thereto.

Exhibit B-3

As of 4/30/2012
Navistar collateral coverage
Hard Assets of Navistar and the Subsidiary Guarantors
$ millions
Accounts receivable $383
Inventory (ex Aftermarket Parts
1
) $820
Net book value of Land & Buildings
2
$166
Machinery & equipment
3
$325
Tooling/Construction in progress/Short lived assets $329
Total Hard Assets $2,023
Total Hard Assets coverage
4
2.0x
Stock of foreign subsidiaries
5
$263
Intellectual property Confidential
Total Assets $2,286
Total collateral coverage
4
2.3x
1 Aftermarket Parts Inventory is pledged to the ABL facility
2 Excludes Principal Properties as defined in the Shy Agreement
3 Excludes Fixtures
4
Total Hard Assets over $1 billion Term Loan
5 Valued as total assets less total liabilities, (including 3 rd
party debt of $0 and InterCompany debt of $0), at a 65% pledge  value
EXHIBIT C
CONFIDENTIAL
Exhibit C-1

1
Excludes Principal Properties as defined in the Shy Agreement
2
Excludes Fixtures
Collateral / Assets Description
Collateral Description Comments
Accounts Receivable • Includes: $383
Inventory (ex.
Aftermarket Parts)
– Raw material, finished goods and used trucks, WIP, “Red Tag” and
Sold Inventory
– Inventory includes truck inventory in Defense, Dealcor, and Export
$820 Reported at book value
Net book value of  Land
&
Buildings¹
Includes non manufacturing facilities, such as the Lisle, IL World Headquarters, datacenters, sales and repair centers
$166 Principal Properties are excluded;
reported at book value
Machinery &
Equipment
Comprised of heavy machinery such as metal bending equipment, presses, powder coat and paint apparatus, rollers and assembly line equipment
$325 Reported at book value
Tooling  & Patterns Dies, forms, lathes and templates for proprietary parts and component fabrication
$106 Reported at book value
Construction in
Progress
Varies from capital improvements to installations of equipment within factories $155
Other Short lived assets not carried for depreciation $68 Reported at book value
Total Hard Mfg. Assets $2,023
As of 4/30/2012
Intellectual Property Medium / Bus / Severe Confidential
Intellectual Property Vehicle Trademark Confidential
Intellectual Property Engine Confidential
Exhibit C-2
These accounts receivable are not
securitized; reported at book value
Know how, design, and patents for
Medium, Bus, and Severe
Reported at book value on
percentage of completion basis
Defense and Parts (Non ABL parts A/R) segments comprising 75% of A/R
Truck and Engine  A/R account for the remaining  25% of A/R
2
Know how, design, and patents for
engine technology
International, IC Bus, Monaco and
other trademark names
Value ($ mm)